SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)

                               AmericasBank Corp.

                                (Name of Issuer)

                     Common Stock, par value $.01 per share
     ------------------------------ ---------------------------------------
                         (Title of Class of Securities)

                                    03061G104
                                 (CUSIP NUMBER)

                                December 31, 2006

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)




(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------------------------------------
NAME OF REPORTING PERSONS: Jeffrey A. Miller
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)   | |
                                                                                (b)   |X|
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEC USE ONLY

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
    NUMBER OF     SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED VOTING POWER                                                               208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SOLE DISPOSITIVE POWER                                                                  0

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                                                          208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        208,801


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     7.87%

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                                                IN

------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                      -2-





------------------------------------------------------------------------------------------------------------
NAME OF REPORTING PERSONS: Eric D. Jacobs
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)   | |
                                                                                (b)   |X|
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEC USE ONLY

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
    NUMBER OF     SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED VOTING POWER                                                               208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SOLE DISPOSITIVE POWER                                                                  0

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                                                          208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        208,801


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     7.87%

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                                                IN

------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                      -3-








------------------------------------------------------------------------------------------------------------
NAME OF REPORTING PERSONS: Miller & Jacobs Capital, L.L.C.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  66-0624718
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)    | |
                                                                                (b)    |X|
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEC USE ONLY

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION        U.S. Virgin Islands

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
    NUMBER OF     SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
   PERSON WITH
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED VOTING POWER                                                               208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SOLE DISPOSITIVE POWER                                                                  0

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                                                          208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        208,801


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     7.87%

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                                                CO

------------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


                                      -4-






------------------------------------------------------------------------------------------------------------
NAME OF REPORTING PERSONS: Acadia Master Fund I, Ltd.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                (a)   | |
                                                                                (b)   |X|
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
SEC USE ONLY

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION        Cayman Islands

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
    NUMBER OF     SOLE VOTING POWER                                                                       0
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
   PERSON WITH
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED VOTING POWER                                                               208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SOLE DISPOSITIVE POWER                                                                  0

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                                                          208,801

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        208,801


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     7.87%

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                                                CO

------------------------------------------------------------------------------------------------------------


                                      -5-






Item 1(a).        Name of Issuer:

                           AmericasBank Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           500 York Road
                           Towson, Maryland 21204

Item 2(a).        Name of Persons Filing:

                           Jeffrey A. Miller
                           Eric D. Jacobs
                           Miller & Jacobs Capital, L.L.C.
                           Acadia Master Fund I, Ltd.
                           (collectively, the "Reporting Persons")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal business address of Jeffrey A. Miller, Eric D.
                  Jacobs, and Miller & Jacobs Capital, L.L.C. is:

                           P.O. Box 26039 Gallows Bay Station
                           Christiansted, St. Croix, USVI 00824

                  The principal business address of Acadia Master Fund I, Ltd.
                  is:

                           c/o Butterfield Fund Services (Bermuda) Limited
                           Rosebank Centre
                           11 Bermudiana Road
                           Hamilton HM 08
                           Bermuda

Item 2(c).        Citizenship:

                           Jeffrey A. Miller:  United States of America
                           Eric D. Jacobs:  United States of America
                           Miller & Jacobs Capital, L.L.C. is organized in the U.S. Virgin Islands
                           Acadia Master Fund I, Ltd. is organized in the Cayman Islands

Item 2(d).        Title of Class of Securities:

                           Common Stock, par value $.01 per share

                                      -6-

Item 2(e).        CUSIP Number:

                           03061G104

Item 3.           If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the
                  person filing is a:                Not Applicable

                      (a)           [ ] Broker or dealer registered under
                                    Section 15 of the Exchange Act;

                      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

                      (c)           [ ] Insurance Company as defined in Section
                                    3(a)(19) of the Exchange Act;

                      (d)           [ ] Investment Company registered under
                                    Section 8 of the Investment Company Exchange
                                    Act;

                      (e)           [ ] Investment Adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                      (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                      (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                      (h)           [ ] Saving Association as defined in Section
                                    3(b) of The Federal Deposit Insurance Act;

                      (i) [ ] Church Plan that is excluded from the definition of an Investment Company under
                                    Section 3(c)(14) of the Investment Company
                                    Act;

                      (j)           [ ] Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  A. Jeffrey A. Miller

                  (a)  Amount beneficially owned:                                       208,801
                  (b)  Percent of Class:                                                  7.87%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0
                      (ii) Shared power to vote or to direct the vote:                  208,801
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of      208,801


                                      -7-



                  B. Eric D. Jacobs

                  (a)  Amount beneficially owned:                                       208,801
                  (b)  Percent of Class:                                                  7.87%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0
                      (ii) Shared power to vote or to direct the vote:                  208,801
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of:     208,801


                  C. Miller & Jacobs Capital, L.L.C.

                  (a)  Amount beneficially owned:                                       208,801
                  (b)  Percent of Class:                                                  7.87%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0
                      (ii) Shared power to vote or to direct the vote:                  208,801
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of:     208,801


                  D. Acadia Master Fund I, Ltd.

                  (a)  Amount beneficially owned:                                       208,801
                  (b)  Percent of Class:                                                  7.87%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                             0
                      (ii) Shared power to vote or to direct the vote:                  208,801
                      (iii)Sole power to dispose or direct the disposition of:                0
                      (iv) Shared power to dispose or to direct the disposition of:     208,801


         As calculated in accordance  with Rule 13d-3 of the Securities  Exchange Act of 1934, as amended,  Jeffrey
A. Miller,  Eric D.  Jacobs,  Miller & Jacobs  Capital,  L.L.C.  and Acadia  Master Fund I, Ltd.  beneficially  own
208,801 shares of the Issuer's Common Stock,  representing  7.87% of the Common Stock. Mr. Miller and Mr. Jacobs do
not directly own any shares of Common  Stock,  but they do indirectly  own 208,801  shares of Common Stock in their capacity as the sole  managers  and members of Miller & Jacobs  Capital,  L.L.C.,  a U.S.  Virgin  Islands  limited liability  company,  which in turn  serves as the  investment  manager  for Acadia  Master  Fund I, Ltd.,  a Cayman
Islands exempted company.


                                      -8-

Item 5.           Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                           Acadia  Master Fund I Ltd. has the right to receive  dividends and the proceeds from the sale of the shares of Common Stock held by such person.

Item 7.           Identification  and  Classification  of the Subsidiary Which Acquired the Security Being Reported
                  on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                            /s/ Jeffrey A. Miller
                            --------------------------------------------
                            Jeffrey A. Miller



                            /s/ Eric D. Jacobs
                            --------------------------------------------
                            Eric D. Jacobs



                            MILLER & JACOBS CAPITAL, L.L.C.


                            By:
                                ----------------------------------------
                            Name:
                            Title:  Managing Member



                            ACADIA MASTER FUND I, LTD.


                            By:
                               -----------------------------------------
                            Name:
                            Title:  Director




                                  EXHIBIT INDEX


Exhibits
--------

1. Joint Filing Agreement, dated February 14, 2007, amongst Jeffrey A. Miller, Eric D. Jacobs, Miller & Jacobs Capital, L.L.C., and Acadia Master Fund I, Ltd.

                                    EXHIBIT 1
                                    ---------

                             JOINT FILING AGREEMENT



         The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock of AmericasBank Corp. is filed jointly on behalf of each of them.

Dated: February 14, 2007


                              /s/ Jeffrey A. Miller
                              --------------------------------------------
                              Jeffrey A. Miller



                              /s/ Eric D. Jacobs
                              --------------------------------------------
                              Eric D. Jacobs



                              MILLER & JACOBS CAPITAL, L.L.C.


                              By:
                                  -----------------------------------
                              Name:
                              Title:  Managing Member



                              ACADIA MASTER FUND I, LTD.


                              By:
                                  ----------------------------------------
                              Name:
                              Title:  Director